Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2022, with respect to the consolidated financial statements of Allego Holding B.V., in Amendment No.1 to the Registration Statement (Form F-1 No. 333-264059) and related Prospectus of Allego N.V. dated May 19, 2022.

/s/ Ernst & Young Accountants LLP

Amsterdam, Netherlands

May 19, 2022